EXHIBIT 99.1

720 Park Blvd./P.O. Box 73

Boise, Idaho 83729 • www.wgint.com

FOR RELEASE:

Washington Group International CEO Highlights Performance and Market Strength at Annual Stockholders Meeting, Stockholders Approve Majority Vote Standard

BOISE, Idaho (May 18, 2007) - At Washington Group International’s (NYSE: WNG) annual meeting of stockholders today, President and Chief Executive Officer Stephen G. Hanks highlighted the company’s strong performance and robust market opportunities.

“Since 2002, our net income has nearly quadrupled, with a compound annual growth rate of 39 percent,” Hanks said. “Our backlog has doubled, and more than 80 percent of our $9.5 billion contracted work to complete is cost reimbursable, reflecting our lower risk profile. Strong operating performance also translated into superior returns to stockholders.”

A $100 investment in Washington Group International stock at the end of December 2002 grew to $375 by the end of December 2006, whereas a $100 investment in the S&P 500 Index grew to only $173, the Russell 2000 to $216, and the company’s peer group to $297 over that same period.

Hanks also emphasized strength across the company’s end markets — from energy to transportation.

“Industry experts estimate that over the next decade more than $2 trillion will be invested in oil and gas development; $15 billion will be spent on clean-air retrofits at U.S. power plants; more than $100 billion may be invested in new nuclear power; and more than $30 billion will be spent on U.K. nuclear processing and cleanup. Infrastructure markets also look strong over the next decade, with more than $400 billion expected in U.S. transportation programs and $3.6 trillion in water resources worldwide. Across our business, we face strong markets, which positions us well for continued growth.”

Majority Vote Standard

Also at the annual meeting, the company’s stockholders approved an amendment to the company’s certificate of incorporation to allow implementation of a majority vote standard in uncontested elections of directors. Following the annual meeting, the company’s Board of Directors approved an amendment to the company’s bylaws to implement the new standard, which is in line with recent corporate governance trends. The majority vote standard requires any director nominee in uncontested elections to receive more than 50 percent of the votes cast to be elected to the Board. Previously Washington Group directors could be elected without receiving a majority of votes cast. The majority vote standard will be in effect for the 2008 election of directors. Earlier this year, the Board added a director resignation policy to the company’s corporate governance guidelines. That policy requires each director nominated for re-election to submit a conditional letter of resignation that will take effect if the director does not receive a majority of votes cast in an uncontested election. The director resignation policy, which does not apply to contested elections, was effective for the 2007 election of directors. All nominees for election at the 2007 annual meeting received more than a majority of the votes cast.

Election of the Board of Directors

The following directors were elected to another one-year term on the Board of Directors:

•                  Dennis R. Washington (director since 1996 and chairman of the Board), founder and principal shareholder of a group of private entities referred to as Washington Companies

•                  John R. Alm (director since 2006), former president and chief executive officer of Coca-Cola Enterprises

•                  David H. Batchelder (director since 1993), principal of Relational Investors LLC

•                  Michael R. D’Appolonia (director since 2002), president and chief executive officer of Kinetics Systems, Inc.

•                  C. Scott Greer (director since 2002), principal of Greer and Associates

•                  Gail E. Hamilton (director since 2005), former executive vice president and general manager of Global Services and Support for Symantec Corporation

•                  Stephen G. Hanks (director since 2001 and chairman of the Executive Committee), president and chief executive officer of Washington Group International

•                  William H. Mallender (director since 2002, lead independent director, and chairman of the Nominating and Governance Committee), retired chairman and chief executive officer of Talley Industries, Inc.

•                  Michael P. Monaco (director since 2002 and chairman of the Audit Review Committee), senior managing director of Conway Del Genio Gries & Co.

•                  Cordell Reed (director since 2002 and chairman of the Compensation Committee), retired senior vice president and chief nuclear officer of Commonwealth Edison

•                  Dennis K. Williams (director since 2002), retired chairman, president, and chief executive officer of IDEX Corporation

Other Votes

Also at the annual meeting, stockholders ratified the appointment of Deloitte & Touche LLP as Washington Group’s independent auditor for 2007, but voted against a shareholder proposal urging the Board to adopt cumulative voting for directors.

About the Company

Washington Group International (NYSE: WNG) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. Headquartered in Boise, Idaho, with more than $3 billion in annual revenue, the company has approximately 25,000 people at work around the world providing solutions in power, environmental management, defense, oil and gas processing, mining, industrial facilities, transportation, and water resources. For more information, visit www.wgint.com.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies.  Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1A. Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2006.